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                                                                    EXHIBIT 99.2

                             EMPLOYMENT AGREEMENT

                                      FOR

                               WILLIAM J. SCHOEN

     This Agreement is made and effective as of January 2, 2001 ("Effective Date"), between Health Management Associates, Inc., a Delaware corporation ("Company"), and William J. Schoen ("Executive").

     1.   Employment The Company hereby agrees to employ the Executive, and the
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Executive hereby agrees to accept such employment, upon the terms and conditions hereinafter set forth.

     2.   Term. The term of employment of the Executive under this Agreement
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("Employment Term") shall commence as of the Effective Date and, unless sooner terminated pursuant to Paragraph 10 hereof, shall continue until January 1, 2004 ("Expiration Date").

     3.   Position and Duties. The Executive shall serve as the Chairman of the
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Company and its Board of Directors. The Executive shall have such duties and responsibilities as are commensurate with his position, including, but not limited to, responsibility for the Company's relations with investment analysts and its principal shareholders and lenders with the intent of transitioning executive officers into that role during the term of the agreement, general oversight of strategic planning and implementation, and supervision of the Health Management Associates Foundation and its activities. The Executive shall perform his duties faithfully, diligently and to the best of his ability, in such manner and at such times and places as the Executive reasonably determines to be necessary or appropriate. The Executive shall devote such business hours as may be necessary to perform his duties and responsibilities hereunder, but the Company acknowledges that the Executive is not expected to maintain regular office hours during the term of this Agreement. The Executive may perform his duties and responsibilities by telephone consultation as appropriate.

     4.   Salary and Bonus. During the Employment Term, the Company agrees to
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pay to the Executive an annual salary of $300,000. The Executive's salary shall be paid in accordance with the Company's payroll practices for its employees, but not less frequently than monthly. The Executive shall not be eligible for any cash bonus for services rendered during the Employment Term, but shall retain his rights to cash bonuses, if any, for services rendered and stock awards granted prior to the Employment Term, including a pro rata bonus in respect of the portion of the Company's fiscal year prior to the commencement of the Employment Term.

     5.   Vesting of Outstanding Options and Stock Grants. All outstanding
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options to acquire shares of common stock of the Company previously granted to the Executive shall immediately vest and become exercisable on the Effective Date. All stock awards made prior to the Effective Date ("Prior Stock Awards") shall continue in effect.
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     6.   SERP. The annual retirement benefit to which the Executive shall be
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entitled during his life under the Company's Supplemental Executive Retirement
Plan shall be increased as of the Effective Date to $1,000,000. In the event the Executive's spouse survives him, she will continue to be receive the same annual retirement amount for her life (but in no event for more than ten (10) years after the Executive's death).

     7.   Health Plans. The Executive and his spouse shall be entitled until
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November 30, 2006 to coverage under the Company's medical plans applicable to the Company's executive officers in accordance with the terms (other than eligibility) of such plans; provided, however, in the event the Executive or his spouse becomes entitled to and is receiving coverage under Medicare, the Company may provide Medicare supplement insurance for the Executive or his spouse, as the case may be, providing equivalent benefits as the Company's medical plans (after taking into consideration what is actually received from Medicare). After November 30, 2006, the Company shall provide the Executive and his spouse for their lives with Medicare supplement insurance from an insurer selected by the Company and having coverage reasonably acceptable to the Executive and his spouse. The best available coverage from the Association of American Retired Persons (AARP) shall be acceptable to the Executive and his spouse.

     8.   Other Benefit Plans. The Executive shall be entitled during the
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Employment Term to participate in the Company's health, disability and other employee benefit plans covering the Company's executive officers generally in accordance with the terms of such plans, provided that the Executive's right to participate in those plans shall not affect the Company's right to amend or terminate such plans.

     9.   Other Compensation. The Company agrees to provide the Executive with
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the following additional employee benefits:

               (a) The Executive shall be entitled to an office and secretarial assistance comparable to that provided on the Effective Date so long as the Executive performs services to the Company in any capacity (including as a member of the Board of Directors).

               (b) The Company shall provide the Executive with an automobile at its expense and reimburse him for annual club dues and related expenses, in accordance with its policies in effect on the Effective Date so long as the Executive performs services to the Company in any capacity (including as a member of the Board of Directors).

               (c) Tax and Financial Planning. The Company shall provide the Executive during the Employment Term with the same level of tax advice, income tax preparation and other personal financial planning services as are provided from time to time to the Company's Chief Executive Officer.

               (d) The Executive shall be entitled to use of the Company's aircraft in connection with the Company's business, including attendance at meetings of the Board of Directors or committees thereof. During the period of the Executive's employment with the Company and for fifteen (15) years thereafter, the Executive shall be entitled to the personal use of the Company's Falcon 50 or equivalent aircraft for 150 hours for each calendar year (and a pro rata amount for any portion of a calendar year during such

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period), provided the Executive's right to personal use shall terminate upon the
Executive's death or his engaging in competitive activity by performing services for any direct competitor of the Company. The Executive's right to personal use of an aircraft shall not terminate by reason of the Executive's alleged competitive activities unless the Board of Directors provides the Executive with written notice describing any competitive activity that it believes violates the Executive's non-compete covenant herein and grants the Executive a reasonable opportunity (not less than 10 days) to cure or cease such activity to the Company's reasonable satisfaction. Any unused hours of personal use for any calendar year shall be carried forward to and added to the Executive's entitlement to hours of personal use for the next calendar year. The Company may satisfy its obligations to the Executive under this Paragraph after his termination of employment through a fractional ownership arrangement reasonably satisfactory to the Executive. The Executive acknowledges and agrees that NetJet's current fractional ownership program with respect to a Falcon 50 or better aircraft is reasonably satisfactory. Instead of accepting a fractional ownership arrangement, the Executive shall have the right to purchase the Company's Falcon 50 (or its equivalent replacement, as accepted by the Executive) at its then market value. At the Executive's option, either (i) the purchase price of the aircraft shall be reduced (but not below zero) by the present value of the Executive's right to 15 years' personal use, including any carryover of unused hours accumulated during his employment, or (ii) the Company shall pay to the Executive an annual operating benefit equal to the cost that the Company would have expended from time to time to carry on the fractional ownership program for 15 years. The present value of the Executive's entitlement to personal use of the aircraft shall be calculated by using the applicable federal rate for federal income tax purposes and by assuming the Executive does not engage in competitive activity and fully utilizes all hours of personal use.

     10.  Termination. Notwithstanding anything to the contrary included in this
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Agreement, the Company shall at all times have the right to terminate the employment of the Executive by written notice to the Executive, and the Executive shall have the right to retire at any time by written notice to the Board of Directors. The Executive's employment with the Company shall automatically terminate upon his death or disability. For purposes hereof, "disability" means the Executive's inability to perform the services required of him under this Agreement for a continuous period of six (6) months, or for such shorter periods aggregating six (6) months or more during the Employment Term because of physical or mental condition.

     11.  Payments Upon Termination.
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               (a) Retirement. In the event of the Executive's retirement with
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the approval of the Board of Directors (which shall not be unreasonably withheld or delayed), this Agreement shall continue in effect and the Executive shall be entitled to his accrued and unpaid salary through his retirement date (but not for any period thereafter) and (ii) all Prior Stock Awards shall vest in accordance with their terms.

               (b) Death or Disability. In the event the Executive's employment
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terminates by reason of his death or his disability (as determined pursuant to
Paragraph 9 above), this Agreement shall continue in effect and the Executive shall be entitled to receive from the Company his accrued and unpaid salary up to the date of his termination (but not for any period thereafter) and all Prior Stock Awards shall fully vest. If there

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should be any dispute between the parties as to the Executive's physical or mental incapacity or condition pursuant to the provisions hereof, such question shall be settled by the opinion of an impartial, reputable physician agreed upon for this purpose by the parties or their representatives, or failing agreement within ten (10) days of a written request therefor by either party to the other, then a physician designated by the then president of the Mayo Clinic, Rochester, Minnesota. The certificate of such physician as to the matter in dispute shall be final and binding upon both parties.

          (c) Upon Termination Without Cause or After a Change in Control. In
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the event the Executive's employment is terminated by the Company without Cause
(other than as a result of the Executive's death or disability) or by the Executive's resignation within ninety (90) days following a Change in Control, the Company shall pay to the Executive his accrued and unpaid salary through his termination date (but not for any period thereafter), and a lump sum amount equal to the gross income paid to the Executive by the Company, as shown on his form W-2 from the Company, for each of the three completed calendar years immediately preceding the date of such termination. In addition, the Executive shall be fully vested in all Prior Stock Awards. The Board of Directors may, at any time, request the Executive to retire, and any such retirement shall be treated as a termination without Cause for purposes of this Paragraph.

     "Change in Control" means the direct or indirect acquisition, whether by purchase, merger, reorganization or otherwise, in one transaction or a series of transactions, of twenty percent (20%) or more of the outstanding voting securities of the Company or of its successor, by one acquirer or affiliated group of acquirers which, at the time of such acquisition, is not affiliated with any person or entity that was a stockholder of the Company on September 2, 1988.

          (d) Upon Termination for Cause. In the event the Executive's
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employment is terminated for Cause, this Agreement shall continue in effect and the Company shall pay to the Executive his accrued and unpaid salary up to the date of his termination (but not for any period thereafter) and the unvested portion of all Prior Stock Awards shall be forfeited. For purposes of this Agreement, "Cause" means any willful act or failure to act on the part of the Executive which constitutes:

                (1)  the violation of any material provision of this Agreement;

                (2) fraud, embezzlement, theft or dishonesty against the Company or the Board of Directors; or

                (3) a felony involving moral turpitude or a felony or misdemeanor against the Company and its subsidiaries for which the Executive is convicted or pleads guilty or nolo contendere.

          (e) Parachute Tax Gross-Up. In the event that the payments or benefits
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provided for under this Agreement or otherwise payable to the Executive pursuant to this Agreement (either before or after the date of this Agreement) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (or comparable provisions of applicable state laws) and will be

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subject to the excise tax imposed by Section 4999 of the Code (or comparable provisions of applicable state laws), then the Company shall pay to the Executive or to relevant tax authorities (i) an amount sufficient to satisfy such excise tax, and (ii) an additional amount sufficient to pay the excise tax and all taxes (including, but not limited to, federal and state income and employment taxes) arising from the payments made by the Company to the Executive or to relevant tax authorities pursuant to this sentence (collectively, the "Gross-Up Payments"). All determinations of the Executive's excise tax liability shall be made in writing by the Company's independent accountants (the "Accountants"). For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code (or comparable provisions of applicable state laws). The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all fees and costs the Accountants may reasonably charge or incur in connection with any calculations contemplated by this Section. The Company further agrees that, if at any time any tax authority determines that a greater excise tax liability is due than the amount which is determined by the Accountants, the Executive shall receive a further payment from the Company, or the Company shall pay to the relevant tax authorities, an additional amount sufficient to pay such additional excise tax liability and all taxes, interests and penalties (including, but not limited to, federal and state income and employment taxes) arising from such further payment. The Executive further agrees that if at any time it is determined, by IRS ruling or otherwise, that, with regard to tax liabilities described in this paragraph, less or no tax is due, then the Executive agrees to cooperate fully with the Company and the Accountants to apply for a refund or to claim a credit against his other tax liability for any such taxes which were previously paid and to promptly pay to the Company any such refunds which he receives or any such credits which he actually utilizes to reduce his other tax liabilities (net of any additional taxes which are payable by him on account of receipt of such refund or claim of such credit); and to repay to the Company any Gross-Up Payments which he received to cover any such taxes, which have not yet been paid (net of any adverse tax effect upon the Executive on account of receipt of the Gross-Up Payments in one calendar year and refund of such amounts in a subsequent calendar year); provided that the Company shall hold the Executive harmless, on an after-tax basis, against all costs and expenses incurred in obtaining such refund or in confirming the right to claim such credit.

     12.  Withholding.  The Company shall be entitled to withhold from any and
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all payments made to the Executive hereunder all federal, state, local or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Executive or for his benefit hereunder.

     13.  Subsidiaries of the Company. All references to the Company shall
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include subsidiaries of the Company of which a majority of the outstanding voting shares are owned by the Company.

     14.  Non-Competition. The Executive hereby agrees that during the term of
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this Agreement, he will not, for himself or on behalf of any other person, firm, partnership,

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corporation or company, engage in any business or activity in competition with the additional activities of the Company and its managers, subsidiaries and affiliates.

     15.  Notices. All notices hereunder shall be in writing and shall be deemed
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duly given or made when delivered personally or sent by registered or certified mail, return receipt requested, to each of the parties hereto at the respective addresses set forth above, or to such other address as either party may hereinafter designate in writing as his or its address for this purpose in the manner herein provided for giving notice.

     16.  Complete Understanding. This Agreement (including the benefit
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arrangements referred to herein) constitutes the complete understanding between the parties hereto with respect to the subject matter herein, and supersedes all prior agreements, discussions, commitments or understandings with respect to the subject matter herein. This Agreement may not be altered, modified, amended or rescinded, except in a writing signed by the parties hereto.

     17.  Governing Law. This Agreement, and the interpretation thereof, shall
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be governed by the laws of the State of Florida and shall be deemed to have been made in the State of Florida.

     18.  Assignability. The Executive may not assign, transfer, pledge,
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encumber or hypothecate this Agreement, or any of his rights hereunder, or any part thereof (whether by operation of law or otherwise), and this Agreement shall not be subject to executive, attachment or similar proceeding. Any attempted assignment transfer, pledge, encumbrance, hypothecation or other disposition of this Agreement, contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon this Agreement, or the Executive's rights hereunder, shall be null and void and without effect, but the benefits and obligations of the Executive hereunder shall inure to the benefit of and shall be binding upon his heirs, executors, administrator and legal representatives. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors.

     Neither the Executive (including his heirs, executors, administrators and legal representatives) nor any beneficiary designated by him shall have any rights, other than the rights of an unsecured creditor, against the Company in respect of any sums payable to the Executive by the Company pursuant to this Agreement.

                                   HEALTH MANAGEMENT ASSOCIATES, INC.

                                   By: /s/ Timothy R. Parry
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                                   Name:  Timothy R. Parry
                                   Title: Vice President


                                       /s/ William J. Schoen
                                       ------------------------------------
                                       WILLIAM J. SCHOEN


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